Exhibit 10.2

January 28, 2024

Colin Angle

Re:	Transitional Services and Separation Agreement

Dear Colin:

This letter agreement follows our conversations regarding your employment with iRobot Corporation (the “Company”). This confirms that you will be transitioning from your roles as Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”) and, ultimately, from your employment with the Company. The Company greatly appreciates your years of service to the Company and would like to make this transition as smooth as possible. Consistent with that, the Company is offering you an opportunity continue your at-will employment during a transition period and receive pay and benefits in connection therewith.

Regardless of whether you enter into the Agreement below, the following bulleted terms and obligations apply:

•	The Company shall pay your salary plus all accrued but unused vacation to which you are entitled through the Separation Date.

•

Your eligibility to participate in the Company’s group medical, dental and/or vision plans (as applicable to you) ceases on the Separation Date in accordance with the terms and conditions of the health and dental plans. You may elect to continue your benefits under these plans (as applicable) in accordance with and subject to the law known as COBRA.

•

Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

•

Basic Life and/or Supplemental Life insurance that was in force at the time of your termination may be converted to an individual own policy at your own expense. Please refer to the enclosed application forms.

•

iRobot Fund for the Future 401(k) Plan – for information on your 401(k) plan including distributions, loan repayment or rollover provisions, please contact Fidelity on line at www.netbenefits.com or call them at 800-294-4015,

•

The Company shall reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy within ten (10) days of the Separation Date.

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 2 of 11

•

You shall have the right to continue to vest in any iRobot stock options restricted stock units subject solely to time-based vesting (“RSUs”) and performance-based restricted stock units (“PSUs”) that you hold through the Separation Date (as defined below) and you shall have the right to exercise any vested Company stock options that you hold, pursuant to and subject to the terms of any and all applicable iRobot equity plans and awards agreements (collectively, “Equity Documents”). Subject to the terms of the Agreement below, which provide you with the opportunity for equity acceleration, all unvested equity awards will lapse and be forfeited on your Separation Date.

•

You are subject to continuing obligations under your Employment Agreement with the Company dated January 1, 1997 (the “Employment Agreement”), including without limitation under Section 8 of the Employment Agreement, under which (among other things) you agreed to refrain from (i) competing with the Company and from soliciting Company employees and customers for two (2) years from your Separation Date; and (ii) using or disclosing any Company confidential information after the Separation Date (which, together with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), including the covenants to which you agree by signing the Agreement below, are referred to herein as the “Continuing Obligations”). Please note that, if you enter into the Agreement below, your post-employment noncompetition and nonsolicitation obligations under the Employment Agreement shall be modified as set forth below, but the other Continuing Obligations shall remain in full effect.

The terms set forth above will not be affected by whether or not you agree to the terms set forth below.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for transitioning from your roles as Chief Executive Officer and Chairman of the Board and, ultimately, ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive the Advisor Payments described below.

You acknowledge that you are entering into this Agreement voluntarily.

By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

Subject to your performance of your obligations set forth herein and the execution and non-revocation of the Agreement, you acknowledge and agree that:

1.	Resignations and Other Transitional Matters

You hereby resign from your roles as Chairman of the Company’s Board and Chief Executive Officer, and as an officer of the Company, effective on a date determined and announced by the Company (such date, the “Transition Date”). You agree to (i) cooperate with the Company as to the timing and content of such announcement; (ii) execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; (iii) work in good faith to transition your roles at the Company’s subsidiaries as directed by the Company; and (iv) take such steps as the Company reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information, or customer relationships to the Company.

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 3 of 11

2.	Board Service

Although you will no longer serve as Chairman on the Board, you will continue serving as a Board member (subject to the discretion of the Board) until the end of the Company’s 2024 Annual Meeting of Stockholders, which is anticipated to occur in May 2024.

3.	Senior Advisor Transition Period; Separation Date

(a)

Following the Transition Date, you will continue to be employed as an at-will “Senior Advisor” until no later than the 12-month anniversary of the date of this Agreement (such anniversary, the “Anticipated Separation Date”). Your last day of employment, whether it is the Anticipated Separation Date or an earlier date, shall be referred to as the “Separation Date.” The time period between the Transition Date and the Separation Date shall be referred to as the “Transition Period.” To avoid doubt, your employment with the Company shall at all times remain at-will, which means either you or the Company may end your employment at any time for any reason without advance notice, subject to the provisions of Section 4, if such Section applies.

(b)

During the Transition Period, you will serve as a Senior Advisor to the Company’s new Chairperson of the Board, to its Interim Chief Executive Officer (the “Interim CEO”) and, as applicable, to the Company’s subsequent longer-term CEO (the “New CEO”). In the Senior Advisor role, you agree to (i) assist in the transition of responsibilities and the onboarding of the Interim CEO and of the New CEO; and (ii) perform such other duties as the Board, the Interim CEO or the New CEO reasonably request.

(c)

During the Transition Period, you will (i) remain an at-will Company employee; (ii) be paid your current base salary rate of $850,000 per year (the “Base Salary”); (iii) continue to vest in your iRobot stock options, RSUs and PSUs, subject to the terms of the Equity Documents; and (iv) continue to be eligible for other employee benefits offered by the Company, subject to applicable plan and policy terms in effect from time to time. However, you will not be eligible for any bonus from the Company for 2024. To avoid doubt, during the Transition Period, you will remain subject to all applicable Company policies and procedures, including, but not in any way limited to, the Company’s Insider Trading Policy. You agree that you will not, however, be eligible for any severance or other compensation or benefits under the Employment Agreement or under the Executive Agreement between you and the Company dated May, 2009 and attested to by you on August 3, 2022 (the “Executive Agreement”), except as modified by Section 6 of this Agreement. If a Change in Control (as defined in the Executive Agreement) occurs within the period ending three- months following the Transition Date, you will be eligible for the Change in Control benefits set forth in Section 5 of the Executive Agreement, subject in all respects to the Executive Agreement’s terms and conditions.

4.	Advisor Payments

(a)

If, on or after the six (6) month anniversary of the Transition Date, you and the Company mutually agree that your Senior Advisor relationship shall end prior to the Anticipated Separation Date, and subject to you complying with the Continuing Obligations and providing such transitional services as the Interim CEO or the New CEO requests, for up to 20 hours per calendar month, until the Anticipated Separation Date, the Company will pay or provide you with the following “Advisor Payments:”

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 4 of 11

i.

The Company will pay you the remainder of the Base Salary the Company would have paid you had you remained employed by the Company from the Separation Date through the Anticipated Separation Date, in a single lump sum within 30 days following the Separation Date but in no event shall such payment be made later than March 15, 2025; and

ii.

Notwithstanding anything to the contrary in the Equity Documents, the Company shall accelerate the vesting of the portion of your Company stock options and RSUs that would have vested had you remained employed by the Company until March 12, 2025 (the “Accelerated Equity”), effective as of 30 days following the Separation Date but in no event later than March 15, 2025. Other than the Accelerated Equity, all other unvested stock options, RSUs and PSUs shall expire, be forfeited and become null and void on the Separation Date. Your stock options, RSUs (including without limitation the Accelerated Equity) and (if applicable) PSUs shall otherwise remain subject to the Equity Documents in all respects.

(b)

If, prior to the Anticipated Separation Date, the Company terminates your employment without Cause (defined below), the Company will provide you with the Advisor Payments, at the times and subject to the conditions described in subsection (a) above.

(c)	To avoid doubt, if the Company terminates your employment for Cause, as defined below, you will not be eligible for the Advisor Payments.

(d)

“Cause” shall mean (i) your material breach of any Continuing Obligations (as defined in this Agreement) or (ii) any grounds for Cause defined in the Executive Agreement, which Cause definition is reproduced herein for reference:

“Cause” shall mean any one or more of the following: (i) Your failure or refusal to perform your duties on behalf of the Company or your unsatisfactory performance (except due to Disability [as defined in the Executive Agreement] for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure, refusal or unsatisfactory performance; (ii) Your commission of a felony or misdemeanor involving deceit, dishonesty or fraud; (iii) disloyalty, willful misconduct or breach of fiduciary duty by you; or (iv) Your violation of any confidentiality, developments or non-competition agreement or any written employment polices related to conduct such as harassment or any code of conduct. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the Company’s Board of Directors (the “Board”) (excluding you if you are a Director) at a meeting of the Board called and held for (but not necessarily exclusively for) that purpose (after reasonable notice to you and an opportunity for you to be heard by the Board) finding that you have, in the good faith opinion of the Board, engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail.

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 5 of 11

5.	Tax Treatment

All amounts payable under this agreement shall be paid no later than March 15, 2025 and the any RSUs that vest pursuant to this Agreement shall be settled no later than March 15, 2024. The Company shall have the right to deduct from all amounts payable hereunder any taxes required by law to be withheld with respect to such amounts The provisions of this Agreement shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are exempt from the requirements of Section 409A. None of the Releasees makes any representation or warranty and no Releasee shall have any liability to you or any other person if any payment under any provision of this Agreement is determined to constitute deferred compensation under Section 409A that is subject to the 20% tax under Section 409A.

6.	Noncompetition and Nonsolicitation

(a)

During your Board service with the Company and for the twelve (12) month period following the last day of your Board service with the Company (the “Specified Restricted Period”), you shall not, directly or indirectly, anywhere in the Restricted Territory (as defined below); perform any services for, engage with, advise or otherwise assist any business (whether person, entity, or otherwise) that develops, manufactures or markets any products, performs any services or engages in any research or development activities, that concern or relate to robotic floor care and/or robotic lawn mowing (the “Specified Prohibited Activity”).

(b)

Subject to the clarifications and agreements set forth in Schedule A hereto, during your employment with the Company and for the twelve (12) month period following the Separation Date (the “Competitor Restricted Period”), you shall not, directly or indirectly, anywhere in the Restricted Territory, engage in any business activity performed for or on behalf of (whether directly or indirectly) the businesses set forth on Schedule B hereto or any of their affiliates.

(c)	During the Competitor Restricted Period, you shall not, directly or indirectly:

i.

Solicit, entice or attempt to persuade any employee or independent contractor of the Company (or any Company affiliate) to leave the Company (or any Company affiliate) for any reason, or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company (or by any Company affiliate); or

ii.

Solicit or transact any business with any of the Customers of the Company (or any Company affiliate), in either case with the purpose or effect of (i) competing with the Company (or any Company affiliate) or (ii) causing any such Customer to reduce or terminate such Customer’s business relationship with the Company (or any Company affiliate). For purposes of this Agreement, “Customers” shall mean (A) Company customers (or customers of any Company affiliate) and (B) customer prospects, but the latter ((B)) is limited to those customer prospects with whom or which you had significant contact or about whom or which you learned confidential information during your employment with the Company.

(d)

For purposes of this Agreement, the term “Restricted Territory” means any U.S. State or other country in the world in which the Company or any Company affiliate conducted material business activity during your employment with the Company. You acknowledge and agree that the Company (and its affiliates) do business throughout the United States and internationally.

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 6 of 11

(e)	Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Specified Prohibited Activity.

(f)

You understand that the restrictions set forth in this Section (“Noncompetition and Nonsolicitation”) are intended to protect the Company’s (and its affiliates’) interest in its confidential information and established employee, customer and supplier relationships and goodwill, and you agree that such restrictions are reasonable and appropriate for this purpose.

(g)

Notwithstanding the foregoing subsections 6(a) and (b) regarding noncompetition, the Company may, in its sole discretion, elect to release you from the noncompetition restrictions described in the above subsections 6(a) and (b) (the “Noncompete Release”). To be effective, any such Noncompete Release must be in writing and signed by the Interim CEO or new CEO, as applicable. To avoid doubt, the Company is under no obligation to provide any Noncompete Release. In the event of any Noncompete Release, your other Continuing Obligations and other obligations under this Agreement (including, by way of example, your nonsolicitation and confidentiality obligations) shall remain in full effect.

(h)

You agree that (i) this Section 6 shall become effective no earlier than 10 business days after you first received notice of this Agreement; (ii) You have been advised by the Company that you have the right to consult with counsel prior to signing this Agreement; and (iii) your eligibility for the consideration described in this Agreement, including your eligibility for the Transition Period, the compensation and benefits you are eligible to receive during the Transition Period, and your eligibility for the Advisor Payments, constitutes mutually agreed- upon, fair and reasonable consideration for this Section that is independent of your employment with the Company and that would not be provided absent your agreement to this Section 6.

(i)

The Company agrees that Sections 6(a) and 6(b) supersede Sections 8.1(a), (b) and (c) of the Employment Agreement (which Section 8.1(a), to avoid doubt, concerns post- employment noncompetition and nonsolicitation obligations). Otherwise, the Continuing Obligations (including the remaining Continuing Obligations under the Employment Agreement and under this Agreement) remain in full effect. The Continuing Obligations are incorporated by reference herein.

(j)

You acknowledge and agree that a court may render an award extending the Restricted Period as one of the remedies in the event of your breach of a fiduciary duty owed to the Company or if you unlawfully take, physically or electronically, property belonging to the Company.

(k)

If any one or more of the provisions contained in this Section 6 or in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and the other provisions of this Agreement shall remain in full effect.

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 7 of 11

7.	Return of Property

(a)

You may retain your Company laptop and cell phone, provided that you agree to provide such equipment to the Company, upon Company request, to ensure erasure of Company date in connection with the Separation Date. You may retain all contact list(s), electronic rolodexes, and your personal effects from your Company office.

(b)

Other than as provided in the above subsection (a), you agree to return to the Company on or before the Separation Date (or such earlier date as is reasonably requested by the Company), all Company property, including, without limitation, computer equipment, robots, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). After returning all such property to the Company, you commit to deleting and finally purging any duplicates of files or documents that contains Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you later discover that you continue to retain any Company property, you shall return it to the Company immediately.

8.	Continuing Obligations.

To avoid doubt, you agree that your obligations under Sections 6 (Noncompetition and Nonsolicitation), 7 (Return of Property), 10 (Non-disparagement), 11 (Confidential Information) and 12 (Confidentiality of Agreement-Related Information) constitute Continuing Obligations.

9.	Release of Your Claims

In consideration for, among other terms, the consideration for which you are eligible under this Agreement, including without limitation your eligibility for the Transition Period and Advisor Payments, to each of which you acknowledge you would otherwise not be entitled, and other good and valuable consideration, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, managers, employees, members, investors, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from any and all claims, charges, complaints, obligations, promises, agreements, demands, actions, causes of action, suits, rights, costs, losses, debts, damages, and liabilities of every name and nature, known or unknown, suspected or unsuspected (“Claim” or “Claims”), which you now have, own or hold, or claim to have, own and hold, or which you at any time heretofore had, owned or held, or claimed to have had, owned or held, or which you at any time hereafter may have, own or hold, or claim to have, own or hold, against any or all of the Releasees relating to any event, act, or omission that has occurred prior to or as of the date when you sign this Agreement. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act (the “ADEA”), any other Claim under the ADEA, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and claims of discrimination or retaliation under Massachusetts General Law c.151B;

•	under any other federal or state statute;

•	under the Executive Agreement or the Employment Agreement;

•	of defamation or other torts;

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 8 of 11

•	of violation of public policy;

•

for wages, bonuses, incentive compensation, commissions, stock, stock options, other equity rights, vacation pay, severance pay or any other compensation or benefits, whether under the Massachusetts Wage Act or otherwise;

•	related to the Transaction; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, this release shall not affect your vested rights under the Company’s Section 401(k) plan, rights or claims to indemnification and/or defense you have or might have against the Company under any written agreement or written policy of the Company, or under any applicable statute, or your rights under this Agreement.

10.	Non-disparagement

Subject to the Protected Activities Section below, you agree: (i) not to make any disparaging statements, oral or written (including, without limitation, internet postings) concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees, or agents; and (ii) not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding or to engage in the Protected Activities described below.

11.	Confidential Information; Inventions

You acknowledge that you have and, prior to the Separation Date, will continue to have access to information concerning the Company and its affiliates that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). All Confidential Information is of irreplaceable value to the Company. Confidential Information includes without limitation the terms of this Agreement. Except as required to perform your responsibilities for the Company, to comply with law or regulation, or as authorized in writing in advance by the Interim CEO, New CEO or the Board, and subject to the Protected Activities Section below, you will not, at any time, use, disclose, or take any action which may result in the use or disclosure of any Confidential Information. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. To the extent you have not assigned any developments or intellectual property rights to the Company that are related to the Company’s business activities or were made using the Company’s time, equipment or resources and during your employment by the Company, you hereby assign such developments and intellectual property rights to the Company, to the fullest extent permitted by law.

12.	Confidentiality of Agreement-Related Information

Subject to the Protected Activities Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement. Notwithstanding the foregoing, you may disclose

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 9 of 11

Agreement-Related Information to your spouse, your attorney, and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential or as otherwise permitted by the Protected Activities section below. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order or from engaging in the activities described in the Protected Activities section below; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order, to the extent permitted by applicable law.

13.	Protected Activities

Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

14.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

15.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company or any other Releasees.

16.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 10 of 11

17.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement (including any of the Continuing Obligations), or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.	Enforcement

(a) Jurisdiction; Jury Waiver. Except as expressly otherwise provided in the Equity Documents: (i) you and the Company hereby agree that the federal and state courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction and shall be the exclusive venue to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement; and (ii) with respect to any such court action, you (A) submit to the exclusive jurisdiction and exclusive venue of such courts, (B) consent to service of process, and (C) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH COURT ACTION AND WITH RESPECT TO ANY OTHER COURT ACTION BETWEEN YOU AND THE company.

(b) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth any of the Continuing Obligations, each of which remain in effect, unaltered and unamended by this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of any of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. To the fullest extent permitted by applicable law, in the event that the Company prevails in any action to enforce any of the provisions of any of the Continuing Obligations or of this Agreement, then you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

(c) Certain Other Remedies. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your employment (if you are still employed by the Company at the applicable time), terminate its payment or provision of Advisor Payments to you or for your benefit under this Agreement and/or require immediate repayment of any Advisor Payments already paid (including the fair market value of any shares issued upon settlement of RSUs or upon the exercise of Company stock options). The above remedies in the event of your breach will not (i) affect your continuing obligations under this Agreement, including your release of Claims under the Agreement, which release shall remain in full effect and (ii) limit the Company’s other rights and remedies.

19.	Governing Law; Interpretation

Except as expressly otherwise provided in the Equity Documents, this Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

Transition Agreement; Page 11 of 11

20.	Entire Agreement

This Agreement, the Continuing Obligations and the Equity Documents constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company (and any Company affiliate), including without limitation any offer letter or severance plan from or with the Company or any Company affiliate, the Employment Agreement and the Executive Agreement.

21.	Time for Consideration; Revocation Period

By entering into this Agreement, you acknowledge that you have been given twenty-one (21) days from the date of this Agreement (the “Consideration Period”) to consider this Agreement. The Company advises you to consult with an attorney before signing this Agreement. You acknowledge that this Agreement includes a release of, among other Claims, Claims under the Age Discrimination in Employment Act and the Older Workers’ Benefits Protection Act. To accept this Agreement, you must return a signed original of the Agreement or execute the DocuSign version of this agreement so that it is received by the undersigned Company representative by the end of the Consideration Period. In the event that you execute and return this Agreement prior to the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you understood that you had the opportunity to consider this Agreement for the entire Consideration Period. For a period of seven (7) business days from the date of your execution of this Agreement (“Revocation Period”), you shall retain the right to revoke this Agreement by written notice that the undersigned Company representative receives before the end of such Revocation Period. This Agreement shall become effective on the day immediately following the expiration of the Revocation Period, provided that you do not revoke this Agreement during that Revocation Period.

22.	Counterparts

This Agreement may be executed in any number of counterparts. Please indicate your agreement to the terms of this Agreement by signing or executing the DocuSign version of this agreement and returning to me the original of this letter within the time period set forth above.

Very truly yours,

By:	/s/ Russell J. Campanello	January 28, 2024
	Russell J. Campanello	Date
Executive Vice President for HR & Corporate Communications

iRobot.com iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

I have read this Agreement and understand its terms. I understand that the Agreement is legally binding. I am knowingly and voluntarily entering into this Agreement.

The foregoing is agreed to and accepted by:

/s/ Colin Angle	January 28, 2024
Colin Angle	Date